Exhibit 99.1

LKQ Corporation Announces First Quarter 2004 Results

Chicago, IL—April 29, 2004—LKQ Corporation (NASDAQ: LKQX) today reported results for its first quarter ended March 31, 2004, with revenue of $100.1 million and net income of $5.6 million, representing growth over the first quarter of 2003 of 26.3% and 43.0%, respectively.

“Our first quarter results showed revenue growth from acquisitions of 9.3% and organic revenue growth of 17.0%, as a result of strong demand from our collision repair customer base,” said Joe Holsten, president and chief executive officer.

“We are very pleased with the progress to date in integrating Global Trade Alliance, Inc. (GTA) into LKQ, and while much work remains to be done, the initial reaction from our customer base has been positive. Our recently acquired self-service retail business is also performing according to expectations, and has been rapidly integrated into our business management systems.”

2004 Reported Results

For the first quarter of 2004, revenue increased 26.3% to $100.1 million compared with $79.3 million for the first quarter of 2003. Approximately $7.3 million in revenue growth was attributable to businesses we acquired. For the first quarter of 2004, net income increased 43.0% to $5.6 million compared with  $3.9 million for the first quarter of 2003. Diluted earnings per share was $0.25 for the first quarter of 2004 compared with $0.21 for the first quarter of 2003.

We entered into a new credit facility effective February 17, 2004.  This credit facility, which is unsecured and has a maximum availability of $75 million, replaced a previous secured credit facility. As part of terminating our secured credit facility, $346,000 of previously paid debt issuance costs were written off in the first quarter of 2004, which reduced net income by $207,000 and diluted earnings per share by $0.01.

The weighted average diluted shares outstanding for the first quarter of 2004 was 22.2 million compared to 18.5 million for the first quarter of 2003. The number of outstanding shares of common stock in 2004 has changed from 2003 primarily due to several factors. In the first half of 2003, we repurchased 3.6 million shares from certain of our stockholders and early in the fourth quarter of 2003 we issued 5.0 million shares in our initial public offering as discussed below. We also issued 123,000 shares in the first quarter of 2004 related to our business acquisitions. Other changes in average diluted shares outstanding related to the effect of changes in our stock price and the exercise of stock options and warrants.

Aftermarket Automotive Parts Business

On February 20, 2004, we acquired Global Trade Alliance, Inc. (GTA), one of the largest suppliers of aftermarket collision automotive replacement parts in the Midwestern United States.  GTA operates primarily under the trade names Action Crash Parts and Midwest Fender.  GTA competes in the aftermarket automotive parts industry, and its primary product lines include fenders, hoods, headlights, taillights, bumper covers, radiators, door mirrors, and grills. This acquisition represents our entry into the aftermarket replacement parts industry and complements our existing recycled parts business.

GTA’s revenue included in our first quarter 2004 results was $5.5 million and its related gross margin was 44.3%.

Company 2004 Outlook

We expect full year 2004 revenue to be within a range of  $410 million to $425 million, net income to be within a range of $20.6 million to $21.7 million and diluted earnings per share to be between $0.92 and $0.97.

We expect the second quarter of 2004 to have revenue within a range of  $103 million to $106 million, net income to be within a range of $5.2 million to $5.6 million and diluted earnings per share to be between $0.23 and $0.25. Accordingly, net income growth for the second quarter of 2004 over the second quarter of 2003 is expected to be within a range of 26% to 36%.

We estimate the weighted average number of diluted shares outstanding for each of the full year and second quarter of 2004 to be approximately 22.4 million. These share numbers are estimates and as such will be affected by factors such as stock issued in any future acquisitions we may do, the number of our options and warrants exercised in subsequent periods and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our first quarter results along with 2004 earnings guidance on Thursday April 29, 2004 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until May 29, 2004.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 44 sales and processing facilities and 11 redistribution centers that reach most major markets in the United States.  Through our subsidiary Global Trade Alliance, Inc., we are one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating over 20 locations serving 15 states primarily east of the Mississippi River.

On October 2, 2003, LKQ Corporation’s S-1 Registration Statement became effective and subsequently an initial public offering was consummated for 8,050,000 shares of its common stock, including the over-allotment option.  The offering was priced at $13.00 per share with 5,000,000 shares sold by LKQ Corporation and 3,050,000 shares sold by certain selling stockholders.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies.  Forward looking statements involve risks and uncertainties, some of which are not currently known to us.  Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors.  These factors include the risk factors and other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made. This release contains a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization and interest expense, less interest income. We have presented EBITDA information solely as a supplemental disclosure because we believe it provides a helpful analysis of our operating results. As required by SEC rules, we have provided a reconciliation of EBITDA to net income.

Financial Tables To Follow

CONTACT:	LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

( In thousands, except per share data )

	Three Months Ended March 31,
	2004	2003

Revenue	$100,073	$79,256

Cost of goods sold	53,077	41,803

Gross margin	46,996	37,453

Facility and warehouse expenses	10,728	9,699

Distribution expenses	10,694	8,138

Selling, general and administrative expenses	14,207	11,249

Depreciation and amortization	1,505	1,347

Operating income	9,862	7,020

Other (income) expense
Interest expense	537	563
Interest income	(18)	(7)
Other (income) expense, net	(87)	(98)

Total other expense	432	458

Income before provision for income taxes	9,430	6,562

Provision for income taxes	3,795	2,622

Net income	$5,635	$3,940

Net income per share:
Basic	$0.29	$0.23

Diluted	$0.25	$0.21

Weighted average common shares outstanding:
Basic	19,643	16,806

Diluted	22,181	18,539

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Statements of Cash Flows

( In thousands )

	Three Months Ended March 31,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,635	$3,940
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,505	1,347
Deferred income taxes	705	400
Writeoff of debt issuance costs	346	—
Other adjustments	(47)	24
Changes in operating assets and liabilities, net of effects from purchase transactions:
Receivables	(313)	(1,442)
Inventory	(4,368)	(93)
Other operating assets and liabilities	2,399	936

Net cash provided by operating activities	5,862	5,112

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(6,649)	(1,334)
Purchase of investment securities	(650)	—
Cash used in acquisitions	(39,638)	(2,905)

Net cash used in investing activities	(46,937)	(4,239)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	1,847	—
Debt issuance costs	(237)	(58)
Net borrowings of long-term debt	27,065	12,141
Repurchase of common stock	—	(12,000)

Net cash provided by financing activities	28,675	83

Net increase (decrease) in cash and equivalents	(12,400)	956

Cash and equivalents, beginning of period	16,082	584

Cash and equivalents, end of period	$3,682	$1,540

LKQ CORPORATION AND SUBSIDIARIES

Unaudited Consolidated Condensed Balance Sheets

( In thousands, except share data )

	March 31, 2004	December 31, 2003
Assets

Current Assets:
Cash and equivalents	$3,682	$16,082
Receivables, net	25,035	22,542
Inventory	66,043	54,003
Prepaid expenses and other current assets	3,275	3,078

Total Current Assets	98,035	95,705

Property and Equipment, net	53,898	43,893
Intangibles, net	86,746	50,846
Deferred Income Taxes	7,635	8,556
Other Assets	5,109	4,154

Total Assets	$251,423	$203,154

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$9,716	$6,831
Accrued expenses and other current liabilities	17,664	13,137
Current portion of long-term obligations	1,458	1,553

Total Current Liabilities	28,838	21,521

Long-Term Obligations, Excluding Current Portion	32,980	2,444
Other Noncurrent Liabilities	4,682	4,561

Redeemable Common Stock, $0.01 par value, 50,000 shares issued	617	617

Commitments and Contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 19,793,387 and 19,476,831 shares issued at March 31, 2004 and December 31, 2003, respectively.	198	195
Additional paid-in capital	196,140	191,602
Warrants	503	508
Retained earnings (Accumulated deficit)	(13,798)	(19,433)
Accumulated other comprehensive income	1,263	1,139

Total Stockholders’ Equity	184,306	174,011

Total Liabilities and Stockholders’ Equity	$251,423	$203,154

The following table reconciles EBITDA to net income:

	Three Months Ended March 31,
	2004	2003
	(In thousands)

Net income	$5,635	$3,940
Depreciation and amortization	1,505	1,347
Interest, net	519	556
Provision for income taxes	3,795	2,622

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,454	$8,465

EBITDA as a percentage of revenue	11.4%	10.7%